Exhibit 99.1

Pressure BioSciences Prepares for Growth, Adding Daniel J. Shea as Chief Financial Officer

Shea’s 30-Year Diverse Experience in Acquisitions, Capital Markets, SEC Reporting, and Leading Financial Organizations Bolsters PBI’s Strong Senior Management Team

South Easton, MA, Sept. 17, 2019 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE — Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”), a leader in the development and sale of broadly enabling, pressure-based instruments, consumables, and platform technology solutions to the worldwide life sciences industry, today announced that Mr. Daniel J. Shea has joined the Company as Sr. Vice President and Chief Financial Officer (“CFO”) effective Friday, September 13, 2019. In this key leadership position, Mr. Shea will be responsible for directing and overseeing all aspects of the Finance and Administration functions of the Company, including financial reporting and analysis; compliance with GAAP and applicable laws and rules for financial and tax reporting; forecasting and budgeting; primary liaison with the Company’s independent accounting firm; and leadership in the development of short and long-term financial objectives.

“It’s an exciting time to join Pressure BioSciences,” said Mr. Shea. “PBI’s unique platform technologies, worldwide customer base, growing revenue stream, and strong management team position the Company well to capitalize on substantial growth opportunities across the globe. I stand ready to support the Company’s commitment to high-quality financial reporting and internal control as it navigates through these opportunities in the coming years. I look forward to using my background and skills to facilitate the Company’s growth while we bring increased value to all shareholders.”

Mr. Shea, age 54, has over 30 years of experience in leading and advising financial organizations. Since January 2017, he has operated Woodcliff Advisors LLC, a CPA advisory firm providing counsel to boards, CFOs and senior management. Through Woodcliff, Mr. Shea personally filled CFO roles at public and private companies in the financial services and technology industries. From 1998 to 2016, he was a Senior Vice President at Affiliated Managers Group, Inc., a publicly traded asset management holding company with a long record of growth through acquisition. His core experience is in acquisitions, SEC reporting, internal controls, and the capital markets. Previously, he advised financial services firms at PricewaterhouseCoopers where his clients included asset managers, banks, private equity firms, mutual funds and leasing companies. Mr. Shea is a certified public accountant and earned his B.S. in Finance and Accounting from Boston College.

Mr. Richard T. Schumacher, President and CEO of PBI, added: “We are pleased to have someone with Dan’s experience and capabilities join PBI at such an important time in our corporate evolution. We believe all three of our patented technology business platforms have the potential for rapid growth over the next 12-18 months. To that end, we have given guidance that we believe total revenue in 2020 will be more than double total revenue of 2019. Such rapid growth will require reliable and supportive financial systems to be securely in place to facilitate smooth and timely financial reporting. It will also require a close and continued relationship with the capital markets. We are fortunate to have a seasoned financial professional like Dan join us at this most important time, to lead this financial transformation.”

Mr. Schumacher continued: “I will be transferring many responsibilities to Dan that have been on my plate as interim CFO. This welcomed transition will allow me to focus time on multiple opportunities that we believe offer great potential for commercial growth and increased financial security for PBI, including strategic partnerships, collaborations, acquisitions, and customer adoption/revenue acceleration programs. This is a very exciting time for stakeholders in PBI.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (OTCQB: PBIO) is a leader in the development and sale of innovative, broadly enabling, pressure-based solutions for the worldwide life sciences industry. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or PCT) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions (e.g., cell lysis, biomolecule extraction). Our primary focus is in the development of PCT-based products for biomarker and target discovery, drug design and development, biotherapeutics characterization and quality control, soil & plant biology, forensics, and counter-bioterror applications. Additionally, major new market opportunities have emerged in the use of our pressure-based technologies in the following areas: (1) the use of our recently acquired, patented technology from BaroFold, Inc. (the “BaroFold” technology) to allow entry into the bio-pharma contract services sector, and (2) the use of our recently-patented, scalable, high-efficiency, pressure-based Ultra Shear Technology (“UST”) platform to (i) create stable nanoemulsions of otherwise immiscible fluids (e.g., CBD Oil and water) and to (ii) prepare higher quality, homogenized, extended shelf-life or room temperature stable low-acid liquid foods that cannot be effectively preserved using existing non-thermal technologies.

Forward Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” estimates,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. In evaluating these statements, you should specifically consider various factors. Actual events or results may differ materially. These and other factors may cause our actual results to differ materially from any forward-looking statement. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

For more information about PBI and this press release, please click on the following website link: http://www.pressurebiosciences.com

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Investor Contacts:

Richard T. Schumacher, President and CEO

(508) 230-1828 (T)

Jeffrey N. Peterson, Chairman of the Board

(650) 812-8121 (T)